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                                                                   EXHIBIT 10.11

                          FORM OF EMPLOYMENT AGREEMENT

      Employment Agreement ("Agreement") entered into as of the 1st day of July, 1996 between SOUTHWEST GAS CORPORATION, a California corporation (the "Company") and ______________ ("Employee").

1.    DEFINITIONS

      For the purposes of this Agreement:

      (a) The term "Company" shall include any corporate successor to the business presently conducted by the Company.

      (b) The term "Subsidiary" shall mean any corporation, partnership, joint venture or other entity in which the Company has a 20% or greater equity interest.

      (c) "Permanent Disability" shall mean that because of physical or mental illness or disability, Employee shall have been continuously unable to perform his duties hereunder for a consecutive period of six months.

      (d) Employee shall be deemed to engage in a "Competing Business" if, in any capacity, including but not limited to proprietor, partner, officer, director or employee, he engages or participates, directly or indirectly, in the operation, ownership or management of any proprietorship, partnership, corporation or other business entity which is in the natural gas distribution business. Indirect participation in the operation or ownership of any such entity shall include any investment by Employee in any such entity, by way of loan, guarantee or stock ownership (other than ownership of 1% or less of any class of the entity or other securities of a company which is listed and regularly traded on any national securities exchange or which is regularly traded over-the-counter).
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2.    EMPLOYMENT: TERM OF AGREEMENT

      (a) Employee shall perform the duties of [Officer's Title] of the Company and, as such, shall supervise and direct the activities/operation[s] of the Company and, to the extent practicable, its Subsidiaries. He shall continue to perform such additional duties related to the business and affairs of the Company as may be delegated to him from time to time by the Board of Directors of the Company (the "Board") [or the President and CEO].

      (b) Company agrees to employ Employee and Employee agrees to serve Company, in accordance with the terms of this Agreement, for an initial term of [24 or 36] months, commencing July 1, 1996. Unless within 60 days prior to each anniversary date of this Agreement, the Company gives to Employee written notice of termination as of the then applicable expiration date of this Agreement, the term of this Agreement shall automatically be extended for an additional 12 months. The term of this Agreement shall include any extension pursuant to this Paragraph 2(b).

3.    COMPENSATION

      Employee shall receive the following compensation for services during the term of his employment hereunder:

      (a) The Employee's minimum base salary shall be $___________ per annum, payable as nearly as possible in equal semi-monthly installments, subject to adjustment (but not below the minimum base salary provided above) in accordance with the regular procedures established by the Company for salary adjustments; and

      (b)   The Employee shall participate in: (i) any incentive


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            compensation plan, pension or profit sharing plans, stock purchase plan or executive retirement plan maintained by the Company for its employees in accordance with the terms and conditions thereof; (ii) any annuity or group insurance benefit plan, medical plan and other welfare/ employee benefit plans maintained by the Company for its executive employees, in accordance with the terms and conditions thereof; and (iii) the Company will provide a suitable automobile valued at retail at approximately $___________, with the Company assuming the expenses for insurance, repairs and maintenance of the automobile.

4.    DUTIES

      Employee agrees that at all times during the term hereof, he will:

      (a) Faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him and fulfill all of his responsibilities hereunder pursuant to the express and explicit terms hereof, to the reasonable satisfaction of the Board;

      (b) Devote all of his undivided time, attention, knowledge and skills, during customary business hours to the business and interests of the Company, subject to such holidays, personal holidays, reasonable vacations and sick leave as are provided under the general policies of the Company as they may exist from time to time;

      (c)   Comply with all the general rules and regulations of the Company;

      (d)   Not engage in a Competing Business; and

      (e)   Maintain his residence at a location within the city or in or


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            near a suburban community of the city in which the executive offices of the Company are located, or the executive offices of a Company division if so assigned.

5.    CONFIDENTIALITY

      Employee covenants and agrees to hold in strictest confidence, and not disclose to any person, firm or corporation, without the express written consent of the Company, any and all of the Company's confidential data, including but not limited to information and documents concerning the Company's business, customers and suppliers, market methods, files, trade secrets, or other "know-how" or techniques or information not of a published nature which shall come into his possession, knowledge, or custody concerning the business of the Company, except as such disclosure may be required by law or in connection with Employee's employment hereunder. This covenant and agreement of Employee shall survive this Agreement and continue to be binding upon Employee after the expiration or termination of this Agreement, whether by passage of time or otherwise so long as such information and data shall remain confidential.

6.    TERMINATION DUE TO DEATH OR DISABILITY

      Employee's employment with the Company shall terminate (i) upon the Employee's death, or (ii) in the event of the Permanent Disability of Employee upon notice in writing to the Employee to that effect.

7.    OTHER TERMINATION

       The Company may terminate this Agreement for Cause (as hereinafter defined) upon written notice to Employee. In the event of termination by the Company of this Agreement for Cause, Employee's salary shall immediately cease and the Employee shall be entitled to no other payments or benefits pursuant to this


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Agreement, except for any vested rights Employee may have in items under paragraph 3(b) hereof.

      Termination of this Agreement for "Cause" shall mean (i) any material breach of any material provision of this Agreement by Employee which is not cured within 60 days after receipt by Employee of written notice of such breach from the Company, (ii) an adjudication that Employee is bankrupt, (iii) conviction of Employee of a felony or crime involving moral turpitude (meaning a crime that necessarily includes the commission of an act of gross depravity, dishonesty or bad morals) or (iv) any acts or willful malfeasance or gross negligence in a matter of material importance to the Company.

      Employee may terminate this Agreement for any "Good Reason" as specified in paragraph 10 (b)(ii) without regard for whether there has been any change in control under paragraph 10(b)(i). Such a termination by Employee shall be treated as a termination without cause by the Company under paragraph 8.

8.    TERMINATION WITHOUT CAUSE

      Termination of the employment of Employee by the Company for reason other than (i) death, (ii) Permanent Disability,(iii) Cause, or (iv) upon expiration of the term of this Agreement as provided in numbered paragraph 2 hereof, shall have the following effect:

      (a) Any such purported termination must be on 60 days advance written notice to the Employee, whose employment shall continue during the notice period; provided, however, that at the Company's option, Employee may be placed on a paid administrative leave for all or any part of the 60 days;

      (b) Any restricted stock awards, stock options or stock appreciation rights to purchase or relating to Common


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            Stock of the Company held by Employee on the date notice of such purported termination is given ("Notice Date") which are not at the Notice Date currently vested or exercisable shall on the Notice Date automatically become vested or exercisable and be exercisable for 90 days thereafter; and

      The provisions of this paragraph 8 are not to be construed as modifying in any way the provisions of paragraph 2 hereof, nor as granting the Company the right to terminate the employment of the Employee other than for the permissible reasons specified in clauses (i) through (iv) of the first sentence of this paragraph; and the effects of such a purported termination specified in clauses
(a) and (b) hereof shall be in addition to and not in limitation of any other rights the Employee has hereunder as a result of such purported termination.

9. BENEFITS UPON TERMINATION OF EMPLOYEE BY COMPANY FOR REASONS OTHER THAN CAUSE, PERMANENT DISABILITY OR DEATH

      If Employee's employment is terminated by the Company for any reason other than Cause, Permanent Disability or Employee's death, the Company will:

      (a) Continue to pay Employee his base salary being paid at the time of notification, plus 20% of his base salary in lieu of employee benefits referred to in Paragraph 3(b)(ii) for the balance of the term of this Agreement;

      (b) Pay Employee his incentive compensation, which shall be 60% of his base salary, for the balance of the term of this Agreement;

      (c) Pay his expenses which will be normal business expenses, including automobile, plus any conventions, seminars or travel scheduled at the time of notification of


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            termination; and

      (d) Pay benefits under the Company's Deferred Compensation Plan and Supplemental Executive Retirement Plan ("SERP"), which are fully vested at the "Employment Termination Date", in accordance with the payment schedules and any applicable elections; provided, however that Employee shall receive additional benefits under the SERP such that Employee will be permitted to add to the formula for purposes of eligibility for benefits, vesting and calculation of benefits 10 points which, at the election of Employee, may be applied either to an age assumption or continuous Length of Service assumption (e.g., if an officer is 50 and has 20 years of service, he could allocate the points so that for purposes of eligibility, vesting and calculation of benefits, he is age 60 and has 20 years of service.) These enhanced assumptions will be applicable to Employee, including Employee who is so designated with the execution of this Agreement for purposes of eligibility, vesting and calculation of benefits.

      The termination of Employee's employment (the "Employment Termination Date") shall be effective upon the 60th day following the notice date.

      In addition, from the Notice Date until the Benefit Termination Date (as hereinafter defined), the Company will provide Employee with suitable office space (equivalent to that occupied by Employee on the Notice Date) and private secretarial services away from the Company's offices in an office complex of Employee's choice in Las Vegas, Nevada, or the Division Headquarters City where Employee was last assigned. The "Benefit Termination Date",


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shall be the date following the Employment Termination Date which is the later of (i) the expiration of the term of his Agreement as provided in paragraph 2 hereof, or (ii) the anniversary of the Employment Termination Date.

      Provided that the Company duly performs all of its obligations arising by virtue of a termination of Employee for reasons other than Cause, Employee will not publicly disparage the Company or its officers, directors, employees or agents and will refrain from any action which would reasonably be expected to cause material adverse public relations or embarrassment to the Company or to any of such persons. Similarly, the Company (including its officers, directors, employees and agents) will not disparage Employee and will refrain from any action which would reasonably be expected to result in embarrassment to Employee or to materially and adversely affect his opportunities for employment. The preceding two sentences shall not apply to disclosures required by applicable law, regulation or order of court or governmental agency.

10.   CHANGE IN CONTROL OF THE COMPANY

      The Board recognizes that the continuing possibility of a change in control of the Company is unsettling to Employee and other senior executives of the Company. Therefore, the arrangements set forth below are being made to help assure a continuing dedication by Employee to his duties to the Company, notwithstanding the occurrence or potential occurrence of a change in control. In particular, the Board believes it important, should the Company receive proposals from third parties with respect to its future, to enable Employee, without being influenced by the uncertainties of his own situation, to assess and advise the Board whether such proposals would be in the best interests of the Company and its shareholders and to take such other action


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regarding such proposals as the Board might determine to be appropriate. The
Board also wishes to demonstrate to executives of the Company that the Company is concerned with the welfare of its executives and intends to see that loyal executives are treated fairly.

      In view of the foregoing and in further consideration of Employee's continued employment with the Company, the Company agrees as follows:

      (a)   Limited Right to Receive a Severance Benefit

            In the event that within 24 months after a Change in Control of the Company (as hereinafter defined), Employee terminates his employment with the Company for Good Reason (as hereinafter defined), irrespective of the period then remaining until the end of the term of this Agreement under paragraph 2 hereof, Employee shall be entitled to severance benefits provided in subparagraph (d) of this paragraph 10, provided he terminates his employment within 120 days following the occurrence of any of the events specified in (aa) through (dd) of subparagraph 10(b)(ii) below.

      (b)   Certain Additional Definitions

            For purposes of this Agreement:

            (i)   Change in Control.

                  The term "Change in Control of the Company" shall mean any of the following:

                  (aa) Approval by the shareholders of the Company of the dissolution or liquidation of the Company;

                  (bb) Approval by the shareholders of the Company of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more


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                        entities that are not wholly owned by the Company, as a
                        result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after the reorganization are, or will be, owned by shareholders of the Company immediately before such reorganization (assuming for purposes of such determination that there is no change in the record ownership of the Company's securities from the record date for such approval until such reorganization and that such record owners hold no securities of the other parties to such reorganization);

                  (cc) Approval by the shareholders of the Company of the sale of substantially all of the Company's business and/or assets to a person or entity which is not wholly owned by the Company;

                  (dd) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act but excluding any person described in and satisfying the conditions of Rule 13d-l(b)(1) thereunder), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company's then outstanding securities entitled to then vote generally in the election of directors of the Company; or


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                  (ee)  A majority of the Board not being comprised of
                        Continuing Directors. For purposes of this Agreement, "Continuing Directors" shall mean persons who were members of the Board on the date of execution of this Agreement or nominated for election or elected to the Board with the affirmative vote of at least three-fourths of the directors who were Continuing Directors at the time of such nomination or election.

            (ii)  Good Reason

                  For purposes of this Agreement, "Good Reason" shall mean:

                  (aa) without Employee's express written consent, the assignment to him of any duties inconsistent with his positions, duties, authority, responsibilities and status with the Company immediately prior to a change in control, or a demotion, or a change in his titles or offices as in effect immediately prior to a change in control, or any removal of him from or any failure to re-elect him to any of such positions, except in connection with the termination of his employment for cause, permanent disability or retirement or as a result of his death or by him other than for Good Reason;

                  (bb) a reduction by the Company in Employee's base salary as in effect on the date hereof or as the same may be increased from time to time;


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                        and

                  (cc) the failure by the Company to continue in effect any thrift, incentive or compensation plan, or any pension, life insurance, health and accident or disability plan in which Employee is participating at the time of a change in control of the Company (or plans providing Employee with substantially similar benefits), the taking of any action by the Company which would adversely affect Employee's participation in or materially reduce his aggregate benefits under all of such plans, when taken together, or deprive him of any material fringe benefit enjoyed by him at the time of the change in control (except for acceleration of stock options or restricted stock contemplated by this Agreement).

                  (dd) assignment to a new location which would require a round-trip commute to work from Employee's current residence of more than 40 miles per day.

      (c)   Notice of Termination

            Any termination by Employee under this paragraph 10 shall be communicated by written notice to the Company which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

      (d)   Effect of Termination

            If Employee is entitled to receive a severance benefit


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            pursuant to subparagraph 10(a) hereof, the Company will provide
            Employee with only the following severance benefits:

            (i) a severance payment equal to eighteen months of Employee's yearly base salary in effect as of the date of Employee's notification of termination ("Employee Notice Date"), eighteen months of incentive compensation calculated as 60% of such base salary, and eighteen months' fringe benefits calculated as 20% of such base salary;

            (ii) suitable office space (equivalent to that occupied by Employee on the Employee's Notice Date) and private secretarial services away from the Company's offices in an office complex of Employee's choice in Las Vegas, Nevada or the Division Headquarters City where Employee was last assigned for a period equal to the earlier of (aa) the second anniversary of the Employee's Notice Date, or (bb) when Employee secures suitable other employment;

            (iii) the benefits specified in subparagraph 8(b) hereof, "Notice
                  Date" in said subparagraphs being deemed to be the Employee's Notice Date;

            (iv) Amounts fully vested and payable by the Company to Employee under the Company's Deferred Compensation Plan and the Company's Supplemental Executive Retirement Plan ("SERP") in accordance with the payment schedules and any applicable elections set forth under both such plans, such amounts having been deposited with a trustee under an appropriate


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                  Trust Agreement providing for a so-called Rabbi Trust
                  Arrangement pursuant to I.R.S. Rev. Proc. 92-64, as described in paragraph 20; and

            (v) Benefits under the SERP, which are fully vested at the "Employment Termination Date", provided, however that Employee shall receive additional benefits under the SERP such that Employee will be permitted to add to the formula for purposes of eligibility for benefits, vesting and calculation of benefits 10 points which, at the election of Employee, may be applied either to an age assumption or a Continuous Length of Service assumption. [See Paragraph 9(d) for illustration.]

11.   RESTRICTIVE COVENANT

      In consideration of the Company's agreements contained herein and the payments to be made by it to Employee pursuant hereto, Employee agrees that, during the period of his employment hereunder and for a further period expiring 12 months following the date of termination of this Agreement or any extensions or renewal thereof, Employee will not, without the written consent of the Board of Directors of the Company, engage in a Competing Business within the geographical limits of any state (or such lesser geographical area as may be set by a court of competent jurisdiction) in which any of the businesses of the Company are being conducted on the date of any such termination. Employee acknowledges and agrees that a breach by Employee of the provisions of this section will constitute such damage as will be irreparable and the exact amount of which will be impossible to ascertain and, for that reason, agrees that the Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining and


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enjoining Employee from violating the provisions of this paragraph. The right of an injunction shall be in addition to and not in lieu of any other remedy available to the Company for such breach or threatened breach, including the recovery of damages from Employee.

      Termination of this Agreement, whether by passage of time or any other cause, shall not constitute a waiver of the Company's rights under this paragraph 11, nor a release of Employee from his obligations thereunder.

12.   ARBITRATION AND LITIGATION

      In the event the Company terminates Employee by reason of his Permanent Disability or for Cause and Employee disputes the accuracy of the assertion of Permanent Disability or Cause, or in the event Employee terminates his employment for Good Reason following a Change in Control of the Company and the Company disputes the accuracy of such assertion of Good Reason, the accuracy of such assertion shall be submitted to arbitration in accordance with the then current commercial arbitration rules of the American Arbitration Association ("Association") or its successor, provided Employee or the Company files a written demand for arbitration at a regional office of the Association within 30 calendar days following the date the Employee notifies the Company that he disputes the accuracy of the assertion of Permanent Disability or Cause, or the Company notifies Employee that it disputes the accuracy of the assertion of Good Reason. In the event the Arbitrator finds that the termination by the Company was not for Permanent Disability or not for Cause or that the termination by the Employee was for Good Reason, Employee shall not be entitled to reinstatement, but shall be entitled to the benefits of paragraphs 8 and 9 hereof (in the case of termination by the Company) and paragraph 10 hereof (in the case of termination by the


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Employee) and, in either case, payment of his reasonable legal expenses in such arbitration. In the event the Company shall elect to insure all or part of its liability for providing health and long-term disability benefits under this paragraph, Employee shall submit to such reasonable physical examination as the Company may request.

      Should Employee at any time bring suit against the Company for breach of this Agreement (not including any matter required to be submitted to arbitration pursuant to the foregoing provisions of this paragraph 12) and obtain judgment in his favor, the Company shall pay his reasonable legal expenses and costs of suit.

13.   BENEFIT AND BINDING EFFECT

      This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including but not limited to any corporation, person or other entity which may acquire all or substantially all of the assets and business of the Company or any corporation with or into which the Company may be consolidated or merged and Employee, his heirs, executors, administrators and legal representatives, provided that the obligations of Employee hereunder may not be delegated.

14.   OTHER AGREEMENTS OF EMPLOYEE

      Employee represents that the execution and performance of this Agreement will not result in a breach of any of the terms and conditions of any employment or other agreement between the Employee and any third party.

15.   NOTICES

      All notices hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid:

      If to the Company, to: Southwest Gas Corporation


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                                    P.O. Box 98510
                                    Las Vegas, Nevada 89193-8510
                                    Attn: General Counsel

      If to the Employee, to:       [Employee's Name]
                                    [Address]
                                    [City, State Zip Code]

Either party may change the address to which notices are to be sent to it by giving 10 days' written notice of such change of address to the other party in the manner above provided for giving notice. Notices will be considered delivered on the date of personal delivery or on the date of deposit in the United States mail in the manner provided for giving notice by mail.

16.   PARACHUTE PAYMENTS

      If any "payment" (as defined below) hereunder constitutes a "parachute payment" (as defined in Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended (herein the "Code") or the Treasury Regulations thereunder), then the maximum amount of all such "payments" to be made under this Agreement to or for the benefit of Employee shall not be limited by the amount the Company is entitled to deduct under the Code, but the Employee shall pay any excise tax which is imposed upon the amount by which such "payments" exceed three times the Employee's "base amount" (as defined in Section 280G(b)(3)(A) of the Code and the Regulations thereunder). For purposes of this section, to the extent required by the Code, the term "payment" shall include any transfer of property (including, without limitation, the acceleration of vesting of stock options under Section 8(b) hereof, and the lapse of all restrictions on Common Stock held by Employee under the Company's Restricted Stock Plans pursuant to Section 8(b) hereof),


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with all such property transfers being taken into account at their fair market value in accordance with the provisions of Section 280G(d)(3)(B) of the Code and the Regulations thereunder. If Employee elects to litigate any characterization by the Internal Revenue Service of a payment as a "parachute payment", the Company will join Employee in such litigation if the Company's General Counsel determines in good faith that Employee's position has substantial merit and that the issues should be litigated from the standpoint of the Company's best interest.

17.   ENTIRE AGREEMENT

      The entire understanding and agreement between the parties has been incorporated into this Agreement, and this Agreement supersedes all other agreements and understandings between Employee and the Company with respect to the employment of Employee by the Company.

18.   GOVERNING LAW

      This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada.

19.   CAPTIONS

      The captions included herein are for convenience and shall not constitute a part of this Agreement.

20.   FUNDING OF SEVERANCE BENEFITS PAYABLE UNDER PARAGRAPH 10

      The method of providing funding for the amounts payable under paragraph 10 shall be by way of a Rabbi Trust. Such trust shall be established by the Company with either (i) a major bank located in a major city of the United States or
(ii) any other party located in a major city of the United States that may be granted corporate trustee powers under state law, in favor of Employee. Such trust shall not be revocable and shall continue until such trust is terminated in accordance with the termination provisions set forth


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in the Trust Agreement described in paragraph 10.


      IN WITNESS WHEREOF, the Employment Agreement has been executed by the parties hereto in counterparts, each of which shall be deemed an original, as of the date first above written.

ATTEST:                             SOUTHWEST GAS CORPORATION

____________________                By:________________________________
Thomas J. Trimble                   Michael O. Maffie
Corporate Secretary                 President and Chief Executive Officer
                                    For COMPANY

                                    ___________________________________
                                    [EMPLOYEE]


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